Exhibit 99.1

Volt Information Sciences Reports Third Quarter Results

NEW YORK--(BUSINESS WIRE)--Volt Information Sciences, Inc. (NYSE: VOL) today reported financial results for the Company’s third quarter and nine months ended July 27, 2008.

Volt will conduct a conference call webcast at 11:00 A.M. (EDT) today to discuss third quarter results. The conference call dial-in number is 1-888-324-2689 (domestic) or 1-210-234-0096 (international), passcode: Third Quarter. The conference call will be broadcast live over the Internet and can be accessed for the next 30 days at http://www.volt.com/investor/press_release.cfm.

Attached is a summary of the Company’s results of operations and the notes thereto. The notes are an integral part of the summary.

THIRD QUARTER FISCAL 2008 RESULTS

For the third quarter of fiscal 2008 ended July 27, 2008, the Company reported net income of $4.0 million, or $0.18 per share, compared to net income of $9.1 million, or $0.40 per share, in the fiscal 2007 third quarter. Net sales from continuing operations for the 2008 quarter increased to $590.6 million, compared to $590.2 million in last year’s comparable quarter.

NINE MONTHS - FISCAL 2008 RESULTS

For the first nine months of fiscal 2008 ended July 27, 2008, the Company reported a net loss of $5.9 million, or $0.27 per share, compared to net income of $16.2 million, or $0.70 per share, in the fiscal 2007 nine-month period. Net sales from continuing operations for the first nine months of fiscal 2008 increased to $1.8 billion, compared to $1.7 billion in last year’s comparable period.

As previously announced, the Company signed an asset purchase agreement to sell the net assets of its directory systems and services and North American publishing operations to Yellow Page Group for a net purchase price of approximately $178 million payable in cash at closing. The transaction includes the net assets of Volt Directory Systems and Services and DataNational but excludes the Uruguayan operations, which combined were reported as the Company’s Telephone Directory segment through the quarter ended April 27, 2008. In the third quarter, the Uruguayan operation has been included in the Printing and Other segment. The transaction is expected to close in September 2008. The Company plans to use the proceeds, estimated to be approximately $110 million after tax and transaction related expenses, to reduce debt and for other general corporate purposes, and as a result the transaction will reduce earnings on a go forward basis. The results of operations of Volt Directory Systems and DataNational have been classified as discontinued, the prior period results have been reclassified and its assets and liabilities included as separate line items on the Company’s July 27, 2008 condensed consolidated balance sheet. For the third quarter of fiscal 2008, the income from discontinued operations was $2.6 million, net of taxes, or $0.12 per share compared to $2.9 million, net of taxes, or $0.13 per share in the fiscal 2007 third quarter. For the first nine months of fiscal 2008, the income from discontinued operations was $4.8 million, net of taxes, or $0.22 per share compared to $5.5 million, net of taxes, or $0.24 per share in last year’s comparable period.

Commenting on the results for the third quarter, Mr. Steven A. Shaw, President and CEO of Volt, stated “The results for the third quarter continued to be negatively impacted by the Telecommunications Services installation contract that required the reserve to be taken in the first quarter. While we have now substantially completed all the installation work needed to be performed under the contract, the segment continues to be burdened with additional overhead expense necessary to support our ongoing efforts to negotiate to collect monies for disputed items from the customer. The Computer Systems segment has realized most of the synergies from the LSSi acquisition which are starting to be reflected in the segment’s results, while Staffing Services continues to invest in new domestic and global initiatives while operating in a challenging environment. The imminent sale of Directory Systems and Services and DataNational businesses will allow us to strengthen our balance sheet, fund our growth initiatives, and provide us with the resources to take advantage of market opportunities should they arise.”

STAFFING SERVICES

The $20.1 million, or 4%, decrease in net sales in the third quarter of fiscal 2008 from the comparable fiscal 2007 period was due to an $11.5 million decrease in the Technical Placement division and an $8.6 million decrease in the Administrative and Industrial division. The segment’s operating profit decreased by $1.3 million, or 10%, as a $1.8 million decrease in the Technical Placement’s operating profit was partially offset by a $0.5 million increase in the Administrative and Industrial division’s operating profit. The decrease in operating profit was the result of an increase in overhead to support future growth initiatives partially offset by an increase in gross margins due to higher margin percentages despite the reduced sales volume.

COMPUTER SYSTEMS

The Computer Systems segment’s sales increase of $10.4 million, or 22%, in the third quarter of fiscal 2008 over the comparable 2007 period was primarily due to $6.3 million in revenue due to the acquisition of LSSi in the fourth quarter of fiscal 2007, increases in the Maintech division’s IT maintenance sales of $2.3 million due to increased business and a $3.5 million increase in project and other revenue partially offset by a $1.7 million decrease in transaction revenue primarily due to a reduction of such services to a major customer as it utilizes less of a transaction fee pricing model and transitions to a maintenance-based model. The slight increase in operating profit of $0.1 million, or 1%, was attributable to the increased revenue generated by LSSi and Maintech offset by lower margins on project revenue recognized in the current fiscal quarter and increased overhead.

TELECOMMUNICATIONS SERVICES

The Telecommunications Services segment’s sales increase of $8.2 million, or 29%, in the third quarter of fiscal 2008 over the comparable 2007 period was due to increases of $9.1 million in the Construction and Engineering division partially offset by a $0.9 million decrease in the Network Enterprise Solutions division. The increased sales in the Construction and Engineering division in fiscal 2008 resulted from increased revenue from an installation contract, utility projects and government contracts. The decrease in operating profit of $6.0 million was due to increased overhead to support the increase in sales and additional costs required to be expended to complete work on an installation contract partially offset by the increase in sales and higher margins on the utility projects in the third quarter of fiscal 2008.

PRINTING and OTHER

The Printing and Other segment’s sales increase of $1.1 million, or 191%, for the third quarter of fiscal 2008 from the comparable 2007 period primarily resulted from an increase of $0.9 million, or 170%, in Uruguay printing revenue. The segment’s operating loss remained at $0.9 million. Despite the increased sales volume, the gross margin generated on lower margin printing sales was offset by an increase in selling and administrative expenses. The operations of this segment were part of the Telephone Directory segment until the current quarter. In July 2008, the Company announced an agreement for the sale of the net assets of its DataNational and Directory Systems and Services divisions, whose operations for the current and comparable nine-month periods have been reclassified to discontinued operations, with the remainder of the segment being renamed Printing and Other.

DISCONTINUED OPERATIONS

As described above, with the announced sale of the Volt Directory Systems and Services and DataNational net assets, the results of their operations for the current and comparable fiscal periods have been reclassified from the previously reported Telephone Directory segment into Discontinued Operations. Sales in the discontinued operations decreased by $1.7 million to $19.8 million primarily due to a reduction of DataNational directory publishing sales. The decrease in net income of the discontinued operations of $0.3 million to $2.6 million in the third quarter of fiscal 2008 compared to the fiscal 2007 third quarter is primarily due to the sales decrease.

GENERAL CORPORATE EXPENSES

The decrease in General Corporate expenses compared to the 2007 quarter primarily resulted from a reduction in amortization of the corporate enterprise resource planning system software.

Interest expense increased by $1.6 million primarily due to an amended securitization program, which resulted in a reduction in other expense and an increase in interest expense, as well as from an increase in borrowings to fund 2007 acquisitions (see Note C).

CASH AND CASH EQUIVALENTS

Cash and cash equivalents, excluding restricted cash, was $43.8 million at the end of the quarter. At July 27, 2008, the Company had sold a participating interest in accounts receivable of $130.0 million under its securitization program and had the ability to finance an additional $70.0 million under the facility.

In addition, the Company may borrow under a $42.0 million five-year unsecured revolving credit facility (“Credit Facility”) and the Company’s wholly owned subsidiary, Volt Delta Resources (“Volt Delta”), may borrow under a separate $100.0 million revolving secured credit facility (“Delta Credit Facility”). At July 27, 2008, the Company had no borrowing under its Credit Facility while Volt Delta had borrowed $77.9 million under the Delta Credit Facility.

Volt Information Sciences, Inc. is a leading national provider of Staffing Services and Telecommunications and Information Solutions with a Fortune 100 customer base. Operating through a network of over 300 Volt Services Group branch offices, the Staffing Services segment fulfills IT and other technical, commercial and industrial placement requirements of its customers, on both a temporary and permanent basis. The Telecommunications and Information Solutions businesses, which include the Telecommunications Services and the Computer Systems segment, provide a full spectrum of telecommunications construction, installation and engineering services; and advanced information and operator services systems for telephone companies. For additional information, please visit Volt’s web site at http://www.volt.com.

This press release contains forward-looking statements which are subject to a number of known and unknown risks, including general economic, competitive and other business conditions, the degree and timing of customer utilization and the rate of renewals of contracts with the Company, that could cause actual results, performance and achievements to differ materially from those described or implied in the forward-looking statements. Information concerning these and other factors that could cause actual results to differ materially from those in the forward-looking statements is contained in Company reports filed with the Securities and Exchange Commission. Copies of the Company’s latest Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission and the New York Stock Exchange, are available without charge upon request to Volt Information Sciences, Inc., 560 Lexington Avenue, New York, New York 10022, 212-704-2400, Attention: Shareholder Relations. These and other SEC filings by the Company are also available to the public over the Internet at the SEC’s website at http://www.sec.gov and at the Company’s website at http://www.volt.com in the Investor Information section.

VOLT INFORMATION SCIENCES, INC.
AND SUBSIDIARIES
SUMMARY OF OPERATIONS
(UNAUDITED)

	THIRD QUARTER ENDED		NINE MONTHS ENDED
	July 27,	July 29,	July 27,	July 29,
	2008	2007	2008	2007
	(In thousands, except per share data amounts)

Net sales	$590,553	$590,218	$1,776,694	$1,680,193

Income (loss) from continuing operations before minority interest and income taxes	$2,264	$9,800	($16,832)	$17,148
Minority interest	(75)	-	2	-
Income (loss) from continuing operations before income taxes	2,189	9,800	(16,830)	17,148
Income tax (provision) benefit	(786)	(3,543)	6,115	(6,446)
Income (loss) from continuing operations before items shown below	1,403	6,257	(10,715)	10,702
Discontinued operations, net of taxes	2,552	2,860	4,832	5,535
Net income (loss)	$3,955	$9,117	($5,883)	$16,237

	Per Share Data
Per Share - Basic and Diluted:
Net income (loss) from continuing operations before items shown below	$0.06	$0.27	($0.49)	$0.46
Discontinued operations	0.12	0.13	0.22	0.24
Net income (loss)	$0.18	$0.40	($0.27)	$0.70

Weighted average number of shares outstanding - basic	22,002	22,968	22,098	23,103
Weighted average number of shares outstanding - diluted	22,017	23,018	22,098	23,153

VOLT INFORMATION SCIENCES, INC.
AND SUBSIDIARIES
SUMMARY OF RESULTS OF OPERATIONS BY SEGMENT
(UNAUDITED)

	THIRD QUARTER ENDED		NINE MONTHS ENDED
	July 27,	July 29,	July 27,	July 29,
	2008	2007	2008	2007
Net Sales:	(Dollars in thousands)

Staffing Services -- Note A
Traditional Staffing	$486,525	$509,003	$1,446,867	$1,433,008
Managed Services	312,216	275,819	947,934	904,644
Total Gross Sales	798,741	784,822	2,394,801	2,337,652
Less: Non-Recourse Managed Services	(299,731)	(265,729)	(908,273)	(868,261)
Net Staffing Services	499,010	519,093	1,486,528	1,469,391
Telecommunications Services	36,588	28,347	133,031	76,897
Computer Systems	57,787	47,413	160,710	139,131
Printing and Other	1,623	557	9,251	8,256
Elimination of inter-segment sales	(4,455)	(5,192)	(12,826)	(13,482)

Total Net Sales	$590,553	$590,218	$1,776,694	$1,680,193

Income (Loss) before Minority Interest and Income Taxes
Staffing Services	$11,972	$13,300	$23,666	$32,515
Telecommunications Services	(5,066)	943	(22,335)	649
Computer Systems	7,017	6,932	15,627	17,639
Printing and Other	(885)	(866)	(1,793)	(1,042)
Total Segment Operating Profit	13,038	20,309	15,165	49,761

General corporate expenses - Note B	(8,471)	(9,488)	(25,652)	(29,278)
Total Operating Profit (Loss)	4,567	10,821	(10,487)	20,483

Interest income and other (expense), net	602	115	97	(257)
Interest expense	(2,453)	(831)	(5,636)	(2,320)
Foreign exchange loss, net	(452)	(305)	(806)	(758)

Income (Loss) from Continuing Operations before Minority Interest and Income Taxes	$2,264	$9,800	($16,832)	$17,148

VOLT INFORMATION SCIENCES, INC.
AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET DATA
(Unaudited)

	July 27, 2008	October 28, 2007
Assets	(Dollars in thousands)
Current Assets
Cash and cash equivalents	$43,821	$40,343
Restricted cash -- Note A	28,593	25,482
Short-term investments	4,965	5,624
Trade receivables, net -- Note C	500,000	392,970
Inventories	40,264	54,414
Assets held for sale	35,065	35,263
Recoverable income taxes	13,096	-
Deferred income taxes	9,597	9,629
Prepaid and other assets	32,133	37,205
Total Current Assets	707,534	600,930

Property, plant and equipment, net	70,560	72,250
Insurance and other assets	4,325	6,604
Deferred income taxes	7,980	8,125
Goodwill	102,670	98,715
Other intangible assets, net	48,404	53,527
Total Assets	$941,473	$840,151

Liabilities and Stockholders’ Equity
Current Liabilities
Short -term borrowings, including current portion of long-term debt - Note C	$217,360	$84,621
Accounts payable	206,456	212,355
Liabilities related to assets held for sale	21,862	20,769
Accrued wages and commissions	58,417	62,777
Accrued taxes other than income taxes	22,396	22,276
Accrued insurance and other accruals	30,492	32,582
Deferred income and other liabilities	12,496	17,029
Income taxes payable	-	4,822
Total Current Liabilities	569,479	457,231

Long-term debt	12,250	12,316
Deferred income	2,505	-
Income taxes	937	-
Deferred income taxes	17,157	18,025
Minority interest	994	43
Stockholders’ Equity	338,151	352,536
Total Liabilities and Stockholders’ Equity	$941,473	$840,151

VOLT INFORMATION SCIENCES, INC. AND SUBSIDIARIES
SUMMARY OF RESULTS OF OPERATIONS BY SEGMENT
(UNAUDITED)

A - Under certain contracts with customers, the Company manages the customers' alternative staffing requirements, including transactions between the customer and other staffing vendors ("associate vendors"). When payments to associate vendors are subject to the receipt of the customers' payment to the Company, the arrangements are considered non-recourse against the Company and revenue, other than management fees to the Company, is excluded from sales. Cash restricted to cover such obligations is segregated from cash and cash equivalents on the balance sheet.

B - Segment operating profit (loss), a non-GAAP measure, is comprised of net sales less cost of sales (direct costs and overhead). In computing segment operating profit (loss), none of the following items have been added or deducted: general corporate expense; interest expense; fees related to sales of accounts receivable; interest income and income taxes.

General corporate expenses, a non-GAAP measure, consist of the Company's shared service centers, and include, among other items, enterprise resource planning, human resources, corporate accounting and finance, treasury, legal and executive functions. In order to leverage the Company's infrastructure, these functions are operated under a centralized management platform, providing support services throughout the organization. The costs of these functions are included within general corporate expenses as they are not directly allocable to a specific category.

C - On June 3, 2008, the Company's $200.0 million accounts receivable securitization program, which was due to expire within the next year, was transferred to a multi-buyer program ("amended program"). Under both programs the receivables related to the staffing solutions business of the Company are sold from time-to-time to a 100%-owned consolidated special purpose subsidiary.

Under the amended program, the receivables and related borrowings remain on the balance sheet since the Company's 100%-owned consolidated special purpose subsidiary has the right to prepay any borrowings outstanding and effectively retains control over the receivables. Accordingly, pledged receivables are included as trade accounts receivable, net while the corresponding borrowings are included as debt on the condensed consolidated balance sheet. At July 27, 2008, the special purpose subsidiary had borrowed $130.0 million under the amended program.

Under the prior securitization program, the receivables related to the staffing solutions business of the Company were sold from time-to-time by the Company, through a 100%-owned consolidated special purpose subsidiary, to an unaffiliated third party. The outstanding balance of the participation interest sold was $120.0 million at October 28, 2007. Accordingly, the trade receivables included on the October 28, 2007 balance sheet have been reduced to reflect the participation interest sold.

CONTACT:
Volt Information Sciences, Inc.
Jack Egan and Ron Kochman, 212-704-2400
voltinvest@volt.com